EXHIBIT 99.1

Stock Symbol/Company Name -	IVDN.OB, Innovative Designs, Inc.
Date to be released -	August 10, 2010
Time to be released -	7:00am
Contact Name -	Joseph Riccelli, CEO
Contact Phone Number -	(P) 412-799-0350

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Innovative Designs 3rd Quarter Increase

PITTSBURGH, PA — (MARKET WIRE) — August 10, 2010 – Innovative Designs Inc (IVDN) sales for its 3rd quarter (May-June-July) showed an approximate 15% comp increase over last year. This was in spite of international sales in 2009 which accounted for approximately 78% of the total revenues in May, 2009. There were no international sales in the 3rd quarter of 2010.
     A portion of the increase can be attributed to the addition of Alaskan retailers that have recently begun carrying IDIGear product.
     Joseph Riccelli, CEO of Innovative Designs Inc commented, “We will reach unprecedented sales for the upcoming 4th quarter. With August orders already packed and ready for delivery, we will sell well over 30 times what we did last year in August. With strong sales representation now in place in new territories such as Alaska, Canada and up and down the East Coast, things could get interesting.”

Disclaimer

Certain statements in this press release constitute "forward-looking" statements as defined by federal law. Such statements are based on assumptions, but there is no assurance that actual outcomes will not be materially different as those implied. Any such statements are made in reliance on the "Safe Harbor" protections provided under the Private Securities Reform Act of 1995 and are subject to various factors, including the risks and matters discussed in the Company's SEC filings available at http://www.sec.gov